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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
OCTOBER 4, 1999

          AVERY COMMUNICATIONS COMPLETES ACQUISITION OF PRIMAL SYSTEMS

  Acquisition Expands Avery's Business into the Wireless and Internet Markets


CHICAGO, IL - October 4, 1999 - Avery Communications, Inc. (OTC BB: ATEX), a provider of Internet-enabled customer management and intelligence solutions to IP and telecom operators, today reported that it has completed its acquisition of Primal Systems, Inc., a privately-held company providing enterprise solutions for Customer Relationship Management (CRM) to the communications industry worldwide. Primal Systems, Inc. was merged into a wholly-owned subsidiary of Avery Communications, and will now be known as Primal Solutions, Inc.

All of Primal's current management and other staff, totaling 88, are continuing with the merged business. The company's operations will remain in Irvine, California.

Avery to Realize Important Strategic Benefits

"In addition to having tremendous synergies with Avery's existing customer base, Primal operates a business with tremendous growth potential of its own," said Mark Nielsen, Avery's President and CEO. "Primal is an excellent vehicle for implementing Avery's stated strategy of expanding into the Internet Protocol
(IP) and Customer Relationship Management areas of the communications marketplace. In addition, Primal's e-commerce direct billing product expands Avery's core expertise into the fastest growing, highest potential markets - wireless and the Internet."

Primal's business plan anticipates approximately $8-$10 million in calendar 1999 revenue.

Commenting on his company's merger with Avery, Primal's founder and President John Faltys said, "It is clear that the core competencies of both companies will benefit as a result of our merger with Avery. Primal can leverage Avery's customer base and financial foundation to introduce our e-commerce and CRM solutions into a wider market more aggressively."

Acquisition Terms

Pursuant to the terms of the acquisition agreement, Avery issued 4,000,000 shares of Avery's convertible preferred stock in exchange for all of the issued and outstanding shares of Primal. Of this total amount, 2,000,000 shares have been placed in an escrow account, and will be released to Primal's shareholders upon satisfaction of the indemnification obligations of Primal's principal shareholders under the acquisition agreement, as well as performance benchmarks established for Primal through July 2000. The Avery convertible preferred shares are convertible one-for-one into Avery common stock. The closing price of Avery common stock on October 1, 1999 was $0.875.

Earnout Provisions
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Avery established performance incentives for Primal.  Primal shareholders are eligible to receive up to an additional 4,000,000 shares of Avery convertible preferred stock as incentive consideration, depending on the operating performance of Primal and its subsidiary, Primal Billing Solutions, from August 1, 1999 through July 31, 2000. The maximum amount of shares under the merger agreement will be granted if the consolidated operating revenues of Primal reaches $15,540,000.

About Avery and Primal Systems

Avery Communications is the public parent of two wholly-owned subsidiaries: HBS Billing Services, Ltd., provides local exchange carrier (LEC) clearinghouse billing services to domestic long-distance telephone companies and other third party billers who desire their charges to appear on the local telephone bill. The company's operations are based in San Antonio, Texas. Based in Irvine, California, Primal Solutions, Inc. is a leading provider of customer management and intelligence solutions to the communications industries worldwide, including web-enabled customer acquisition and retention, billing, switch mediation and decision support. Its Outfront(TM) Decision Support software utilizes some of the newest Java-based technology to provide telecommunications and Internet providers with powerful business intelligence for customer retention, valuation and executive decision making. For more information, please visit the company's web site at www.primalsys.com.
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Certain statements contained in this document may be deemed to be forward-
looking statements under federal securities laws and Avery intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to (i) expectations of strategic benefits to be realized by Avery as a result of acquiring Primal, and
(ii) growth in the financial performance of Avery as a result of acquiring Primal. Avery cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the failure of Avery successfully to integrate the operations of Primal into its existing business, and (b) other risks as detailed from time to time in Avery SEC reports, including Quarterly Reports on Form 10Q, Currents Reports on Form 8-K, and Annual Reports on Form 10-K.
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